Exhibit 21.1  Parents and Subsidiaries

  The Company and its active subsidiaries as of December 31,
  1998 are as follows:
                        State/Country          Percentage of
  Name of Company     Of Incorporation       Securities Owned

  Trion, Inc.           Pennsylvania               Parent
  Trion, Limited        United Kingdom              100%
  Envirco Corporation   New Mexico                  100%